Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Record Quarterly Revenue of $5 Million

37.1% year-over-year revenue increase

Hackensack, NJ – September 14, 2017 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the first quarter ended July 31, 2017.

First Quarter and Recent Business Highlights:

•	Record quarterly revenue of $5.0 million, an increase of 37.1% year-over-year

•	Record Translational Oncology Services (“TOS”) revenue of $4.6 million, an increase of 45.4% year-over-year

•	Engaged in a multi-year, strategic collaboration with AstraZeneca to develop models to be used in oncology R&D programs for breast and lung cancer

•	Collaborated with The Addario Lung Cancer Medical Institute (“ALCMI”) to develop models in patients with ROS1 gene rearrangement

•	Reiterated expectations for fiscal year 2018 revenue growth of at least 20% over fiscal year 2017

Ronnie Morris, CEO of Champions, commented, “We delivered substantial increases in revenue and bookings for the first fiscal quarter and reduced our operating expenses both sequentially and year-over-year, reinforcing our confidence in achieving operating profitability for fiscal year 2018. Interest in our products and services drove quarterly revenues to more than $5 million for the first time in our history. We are rapidly approaching an inflection point in our business model where we expect the volume of solutions we sell to generate revenue that will soon exceed our total expenses, which are largely fixed. The first quarter included approximately $100,000 in non-recurring expenses related to the move to our new lab facility in Maryland, a move we expect will save approximately $1 million a year in a combination of fixed and variable costs based on current revenue levels beginning November 1, 2017. Excluding these one-time expenses and non-cash stock compensation expense, we would have realized income from operations for the quarter, a solid marker towards achieving sustained, similar quarterly result in the second half of fiscal 2018.”

“Our multi-year collaboration with AstraZeneca and a research collaboration with Addario further expands the size, uniqueness and value of our TumorBank while also increasing our total addressable market to provide additional future growth opportunities,” added Morris. “These relationships illustrate the breadth of our capabilities, the value we provide to our clients in their pre-clinical and clinical drug development research and the opportunities within our market.”

Exhibit 99.1

Financial Results

For the first quarter of fiscal 2018, revenue increased 37.1% to $5 million, as compared to $3.7 million for the first quarter 2017. Total operating expenses for the first quarter fiscal 2018 and 2017 was $5.7 million and $6.2 million, respectively, a decrease of $500,000 or (8.7%).

For the first quarter of fiscal 2018, Champions reported a loss from operations of $619,000, including $564,000 in stock-based compensation, an improvement of $1.9 million or (75.5%) compared to the loss from operations of $2.5 million, inclusive of $1.1 million in stock-based compensation, in the first quarter of fiscal 2017.

For the first quarter of fiscal 2018 and 2017, Champions reported a loss from operations of $619,000 and $2.5 million, respectively, a decrease of $1.9 million or (75.5%). Excluding stock-based compensation of $564,000 and $1.1 million for the three months ended July 31, 2017 and 2016, respectively, Champions recognized a loss from operations of $55,000 and $1.4 million for first quarter 2018 and 2017, respectively.

The first quarter included approximately $100,000 in non-recurring expenses related to the new move to our new lab facility, a move the Company expects will save approximately $1 million a year off of current revenue levels beginning November 1, 2017. Excluding these one-time expenses and stock based compensation, the Company would have generated positive net income from operations.

Net cash used in operations was $1.9 million and $2.4 million for the three months ended July 31, 2017 and 2016, respectively, a decrease of $500,000 or (20.1%). The reduction in cash burn is the result of revenue growth and aggressive expense management; however, the total cash outflows for the quarter were mainly the result of fixed asset investments for our new lab facility along with a reduction in deferred revenue.

The Company ended the quarter with $430,000 of cash and cash equivalents. Despite the cash burn in the first quarter, the Company reiterates its position that it does not intend to raise capital in the equity market.

Translational Oncology Services (TOS) revenue was $4.6 million for the three months ended July 31, 2017 compared to and $3.2 million for the three months ended July 31, 2016, respectively, an increase of $1.4 million or 45.4%. The increase is due to continued strength in bookings from prior quarters, both in the number and size of the studies.

TOS cost of sales was $2.3 million for the three months ended July 31, 2017, an increase of $300,000, or 10.1%, compared to $2.0 million for the three months ended July 31, 2016. For the three months ended July 31, 2017 and 2016, gross margin for TOS was 50.9% and 35.1%, respectively. The increase in TOS cost of sales was due to an increase in the number and size of TOS studies. While gross margin often fluctuates quarter to quarter, resulting from timing differences between revenue and expense recognition, the improvement in gross margin was due to higher TOS revenue leveraged off the fixed cost component of the lab and effective management of the variable lab costs.

Personalized Oncology Services (POS) revenue was $439,000 and $511,000 for the three months ended July 31, 2017 and 2016, respectively, a decrease of $72,000 or (14.1%). The decrease is due mainly to a decrease in implant and drug panel revenue of $48,000 and $17,000, respectively.

Exhibit 99.1

POS cost of sales was $387,000 for the three months ended July 31, 2017, a decrease of $87,000, or (18.4%), compared to $474,000 for the three months ended July 31, 2016. For the three months ended July 31, 2017 and 2016, gross margin for POS was 11.8% and 7.2%, respectively. The improvement is attributed to the increase in higher margin sequencing revenue and aggressive management of lab-related costs.

Research and development expense was $1.1 million for the three months ended July 31, 2017, a decrease of $100,000, or (7.7%), compared to $1.2 million for the three months ended July 31, 2016. Sales and marketing expense for the three months ended July 31, 2017 was $683,000, a decrease of $242,000, or (26.2%), compared to $925,000 for the three months ended July 31, 2016. The decrease is mainly due to a reduction in stock based compensation expense. General and administrative expense was $1.2 million for the three months ended July 31, 2017, a decrease of $300,000 or (21.2%), compared to $1.5 million for the three months ended July 31, 2016. The decrease is mainly due to the decrease in stock based compensation expense.

Conference Call Information:

The Company will host a conference call today at 5 p.m. EST (2:00 p.m. PST) to discuss its first quarter financial results. To participate in the call, please call 866-682-6100 (domestic) or 404-267-0373 (international) 10 minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Thursday, September 14, 2017 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended July 31, 2017 and 2016. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized

Exhibit 99.1

treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2017 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Gain (Loss) (Unaudited)

	Three Months Ended July 31,
	2017	2016
Net loss - GAAP	$(674)	$(2,546)
Less:
Stock-based compensation	564	1,129
Net loss - non-GAAP	$(110)	$(1,417)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2017	2016
EPS – GAAP	$(0.06)	$(0.26)
Less:
Effect of stock-based compensation on EPS	0.05	0.11
EPS - non-GAAP	$(0.01)	$(0.15)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,
	2017	2016
TOS operating revenue	4,594	3,159
POS operating revenue	$439	$511
Total operating revenue	$5,033	$3,670
Cost of TOS	2,255	2,049
Cost of POS	387	474
Research and development	1,118	1,211
Sales and marketing	683	925
General and administrative	1,209	1,534
Loss from Operations	$(619)	$(2,523)
Other (Expense)	(51)	(9)
Net Loss before provision for income taxes	$(670)	$(2,532)
Income taxes	4	14
Net Loss	$(674)	$(2,546)

Condensed Consolidated Balance Sheets as of (Unaudited)

	July 31, 2017	April 30, 2017
Cash and cash equivalents	$430	$3,295
Accounts receivable	2,667	2,274
Other current assets	360	300
Total current assets	3,457	5,869

Restricted cash	150	150
Property and equipment, net	2,084	1,216
Other long term assets	107	107
Goodwill	669	669
Total assets	$6,467	$8,011
Accounts payable and accrued liabilities	$2,283	$2,537
Deferred revenue	3,737	4,910
Total current liabilities	6,020	7,447
Other Non-current Liability	157	164
Stockholders’ equity	290	400
Total liabilities and stockholders’ equity	$6,467	$8,011

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended July 31,
	2017	2016
Cash flows from operating activities:
Net Loss	$(674)	$(2,546)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	564	1,129
Issuance of common stock for services	—	15
Depreciation and amortization expense	42	45
Allowance for doubtful accounts	14	(2)
Changes in operating assets and liabilities	(1,894)	(1,080)
Net cash used in operating activities	(1,948)	(2,439)

Cash flows from investing activities:
Purchases of property and equipment	(910)	(17)
Net cash used in investing activities:	(910)	(17)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	—	4,340
Capital lease payments	(7)	(6)
Net cash provided by (used in) financing activities:	(7)	4,334

Increase (decrease) in cash and cash equivalents	(2,865)	1,878
Cash and cash equivalents, beginning of period	3,295	2,585
Cash and cash equivalents, end of period	$430	$4,463